As filed with the Securities and Exchange Commission on March 11, 2020

Registration No. 333-132409

Registration No. 333-156309

Registration No. 333-163653

Registration No. 333-181951

Registration No. 333-194556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-132409

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-156309

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-163653

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-181951

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-194556

UNDER

THE SECURITIES ACT OF 1933

Analog Devices, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2348234
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Technology Way Norwood, MA	02062-9106
(Address of Principal Executive Offices)	(Zip Code)

Analog Devices, Inc. Amended and Restated 2006 Stock Incentive Plan

Analog Devices, Inc. 2020 Equity Incentive Plan

(Full Title of the Plans)

Larry Weiss

Senior Vice President, General Counsel and Secretary

One Technology Way

Norwood, MA 02062

(Name and Address of Agent For Service)

(781) 329-4700

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

On March 14, 2006, Analog Devices, Inc. (the “registrant”) filed a registration statement on Form S-8 (Registration No. 333-132409) with the Securities and Exchange Commission (the “Commission”) to register 15,000,000 shares of the registrant’s Common Stock, $0.16 2/3 par value per share (the “Common Stock”), authorized and issuable under the registrant’s 2006 Stock Incentive Plan (as amended and restated, the “Prior Plan”). The registrant paid a registration fee of $59,289 at that time to register such shares of Common Stock. On each of December 19, 2008, December 11, 2009, June 6, 2012 and March 14, 2014, the registrant filed a registration statement on Form S-8 (Registration Nos. 333-156309, 333-163653, 333-181951 and 333-194556, respectively) to register an additional 15,285,735, 15,257,044, 5,446,637 and 19,000,000 shares of Common Stock, respectively, issuable pursuant to the Prior Plan. The registrant paid registration fees of $11,243, $25,809, $22,278 and $125,860, respectively, to register such shares of Common Stock. The registration statements on Form S-8 filed in connection with the Prior Plan are referred to herein collectively as the “Registration Statements.” The Registration Statements also covered any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

On March 11, 2020 (the “Effective Date”), the shareholders of the registrant approved the registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) at the registrant’s 2020 annual meeting of shareholders. Effective as of the Effective Date, no new awards may be granted under the Prior Plan. However, the 2020 Plan provides that such additional number of shares of Common Stock (up to 20,857,992) as is equal to the sum of (a) the number of shares of Common Stock reserved for issuance under the Prior Plan and the registrant’s Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan” and, together with the Prior Plan, the “Existing Plans”) that remain available for grant under the Existing Plans immediately prior to the Effective Date and (b) the number of shares of Common Stock subject to awards granted under the Existing Plans and under the registrant’s Linear Technology Corporation Amended and Restated 2005 Equity Incentive Plan, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the registrant at their original issuance price pursuant to a contractual repurchase right will become available for issuance under the 2020 Plan. Up to 17,491,411 shares of Common Stock as is equal to the sum of (a) the number of shares of Common Stock reserved for issuance under the Prior Plan that remained available for grant under the Prior Plan as of the Effective Date and (b) the number of shares of Common Stock subject to awards granted under the Prior Plan, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the registrant at their original issuance price pursuant to a contractual repurchase right, will become available for issuance under the 2020 Plan and are collectively referred to herein as the “Carryover Shares”.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the registrant disclose a material change in the plan of distribution as it was disclosed in the Registration Statements, the registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to reflect that, as of the Effective Date, the Carryover Shares will no longer be issued under the Prior Plan and may instead be issued under the 2020 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statements, the registrant is filing a Registration Statement on Form S-8 to register 12,613,058 shares of Common Stock authorized for issuance pursuant to the 2020 Plan, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment No. 1 to the Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)    The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)    The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6.	Indemnification of Directors and Officers.

Article 6A of the registrant’s Restated Articles of Organization, as amended (the “Restated Articles”) provides that the registrant shall indemnify each person who is, or was, a director or officer of the registrant or who is or was a director or employee of the registrant and is serving or has served as a director of another organization at the request of the registrant or in any capacity with respect to an employee benefit plan of the registrant, against all liabilities and expenses, including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys’ fees, imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceedings, whether civil or criminal, to which such individual may be made a defendant or with which such individual may become involved or threatened, directly or indirectly, by reason of having been an officer or director of the registrant or as a result of his having served with respect to any such employee benefit plan. Article 6A further provides that the registrant shall provide no indemnification with respect to any matter as to which any director or officer shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the registrant or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan. The right to indemnification conferred by Article 6A includes the right to be paid by the registrant for liabilities and expenses incurred in connection with settlement or compromise of any such action pursuant to a consent decree or otherwise, unless a determination is made by the board of directors that such settlement or compromise is not in the best interests of the registrant or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan.

Article 6A of the Restated Articles includes the right to payment by the registrant of expenses, including reasonable attorney’s fees, incurred in defending a civil or criminal action, suit or proceeding in advance of its final disposition, subject to receipt of an undertaking by the individual person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Restated Articles. However, no advance may be made if the board of directors reasonably and promptly determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the registrant or if two disinterested directors are not then in office, by independent legal counsel in a written opinion), based on facts known to the board of directors or such independent legal counsel at such time, that such person did not act in good faith in the reasonable belief that his action was in the best interest of the registrant or the participants or beneficiaries of such employee benefit plan, as the case may be.

Under Article 6A of the Restated Articles, if an individual is entitled under any provision of Article 6 of the Restated Articles to indemnification by the registrant for some or a portion of the liabilities or expenses imposed upon or incurred by such individual in the investigation, defense, appeal or settlement of any action, suit or proceeding but not, however, for the total amount thereof, the registrant shall nevertheless indemnify such individual for the portion of such liabilities or expenses to which such individual is entitled. The registrant’s obligation to provide indemnification under the Restated Articles shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the registrant or any other person.

Under Article 6D of the Restated Articles, to the fullest extent permitted by the Massachusetts Business Corporation Act, as may be amended from time to time, no director shall be personally liable to the registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

The registrant has also entered into indemnification agreements with its directors and executive officers, each of which creates a direct contractual obligation of the registrant to indemnify the individual under certain circumstances. Each agreement generally provides that the registrant will indemnify the director or officer to the fullest extent permitted under Massachusetts law for claims arising in such individual’s capacity as a director or officer of the registrant or in connection with his or her service at the request of the registrant for another entity. Each agreement, among other things, establishes certain remedies for claims and contains deadlines and procedures to be followed in connection with a request for indemnification and/or advancement of expenses, including in the event of a change in control of the registrant.

In addition, the registrant has directors and officers liability insurance for the benefit of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Description

4.1	Restated Articles of Organization of Analog Devices, Inc., as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2008, as filed with the Securities and Exchange Commission on May 20, 2008 (File No. 1-7819))

4.2	Amendment to Restated Articles of Organization of Analog Devices, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 8, 2008 (File No. 1-7819))

4.3	Amended and Restated Bylaws of Analog Devices, Inc., as of December 13, 2018 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 17, 2018 (File No. 1-7819))

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (included on the signature pages of this registration statement)

99.1	Analog Devices, Inc. 2020 Equity Incentive Plan (incorporated by reference to Appendix B to the registrant’s definitive proxy statement, as filed with the Securities and Exchange Commission on January 24, 2020 (File No. 1-7819))

99.2	Analog Devices, Inc. Amended and Restated 2006 Stock Incentive Plan (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 1, 2014, as filed with the Securities and Exchange Commission on February 18, 2014 (File No. 1-7819))

Item 9.	Undertakings.

1.    Item 512(a) of Regulation S-K.  The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registrant Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on this 11th day of March, 2020.

ANALOG DEVICES, INC.

By:	/s/ Vincent Roche
Vincent Roche President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Analog Devices, Inc., hereby severally constitute and appoint Vincent Roche, Prashanth Mahendra-Rajah and Larry Weiss, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 (Registration No. 333-132409), the registration statement on Form S-8 (Registration No. 333-156309), the registration statement on Form S-8 (Registration No. 333-163653), the registration statement on Form S-8 (Registration No. 333-181951) and the registration statement on Form S-8 (Registration No. 333-194556) and any and all subsequent amendments to said registration statements, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Analog Devices, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statements and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ray Stata	Chairman of the Board	March 11, 2020
Ray Stata

/s/ Vincent Roche	President and Chief Executive Officer and Director (Principal Executive Officer)	March 11, 2020
Vincent Roche

/s/ Prashanth Mahendra-Rajah	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	March 11, 2020
Prashanth Mahendra-Rajah

/s/ Michael Sondel	Chief Accounting Officer (Principal Accounting Officer)	March 11, 2020
Michael Sondel

/s/ James A. Champy	Director	March 11, 2020
James A. Champy

/s/ Anantha P. Chandrakasan	Director	March 11, 2020
Anantha P. Chandrakasan

/s/ Bruce R. Evans	Director	March 11, 2020
Bruce R. Evans

/s/ Edward H. Frank	Director	March 11, 2020
Edward H. Frank

/s/ Karen Golz	Director	March 11, 2020
Karen Golz

/s/ Mark M. Little	Director	March 11, 2020
Mark M. Little

/s/ Kenton J. Sicchitano	Director	March 11, 2020
Kenton J. Sicchitano

/s/ Susie Wee	Director	March 11, 2020
Susie Wee